Exhibit 5.1

Law Offices

JOEL BERNSTEIN, ESQ., P.A.

11900 Biscayne Blvd., Suite 604	Telephone:	305.892.1122
Miami, Florida 33181	Facsimile:	305.892.0822

May 22, 2003

Agenesis Corporation
3111 Sterling Road
Fort Lauderdale, FL 33121

Greetings:

I have acted as special counsel to Agenesis Corporation, a Florida corporation (the “Corporation”), in connection with the registration of 20,001,000 shares its Common Stock to be distributed to the shareholders of Safe Technologies International, Inc. The distribution of the shares is to be made pursuant to a Registration Statement on Form SB-2 to be filed with the Securities and Exchange Commission (the “Registration Statement”).

Please be advised that I am of the opinion that the Corporation’s Common Stock to be distributed pursuant to the Registration Statement has been duly authorized and has been validly issued by the Corporation under the Florida Business Corporation Act including the regulations thereunder and the applicable judicial and regulatory determinations and is fully paid and non-assessable.

We consent to the use of our name in the Registration Statement in the section of the Prospectus entitled “Legal Matters” and the filing of this letter as an exhibit to the Registration Statement.

Very truly yours,

-s- Joel Bernstein, Esq., P.A.
JB/jm	Joel Bernstein, Esq., P.A.